Exhibit 99.1

Press Release

For further information:

Charles Carelli

Chief Financial Officer

EXACT Sciences    Corporation

P: (508) 683-1221

E: ccarelli@exactsciences.com

EXACT SCIENCES ANNOUNCES NON-CASH CORRECTION TO REPORTED THIRD QUARTER 2007 RESULTS

MARLBOROUGH, Mass – November 2, 2007 – EXACT Sciences Corporation (NASDAQ: EXAS) today issued a non-cash correction to its third quarter 2007 financial results release dated October 22, 2007. The correction relates to the Company’s accounting for certain stock option modifications under Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”), resulting in additional non-cash stock-based compensation charges of approximately $0.6 million in the three and nine months ended September 30, 2007, compared to the amounts reported in the October 22, 2007 press release.

In connection with EXACT’s previously announced management changes and restructuring in July 2007, the Company, in concurrence with its independent registered public accounting firm, recorded $0.3 million in non-cash stock-based compensation in the three and nine months ended September 30, 2007. In connection with the finalization of the Company’s Form 10-Q for the quarter ended September 30, 2007, and subsequent to the October 22, 2007 press release, EXACT, following consultation with its independent registered public accounting firm, determined that the Company’s accounting treatment with respect to these modifications needed to be changed under the requirements of FAS 123(R). Accordingly, the Company has recorded an additional $0.4 million and $0.2 million, respectively, in non-cash stock-based compensation in the general and administrative and restructuring line items of its unaudited consolidated statements of operations during the three and nine month periods ended September 30, 2007.

This total additional non-cash stock-based compensation of $0.6 million increased the Company’s previously reported basic and diluted net loss per share by $0.02 for the three and nine months ended September 30, 2007. EXACT’s revised net loss was $4.2 million for the third quarter of 2007 and $7.9 million for the nine months ended September 30, 2007. For the third quarter 2007, revised basic and diluted net loss per share were both $0.16, while on a year-to-date basis, revised basic and diluted net loss per share were both $0.30.

The corrected condensed consolidated statements of operations data, along with a reconciliation to the previously announced financial results, follow this release.

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer. Certain of its technologies have been licensed to Laboratory Corporation of America Holdings® (LabCorp®) for a stool-based DNA assay developed by LabCorp for colorectal cancer screening in the average-risk population and marketed by LabCorp under the name PreGen-Plus™. Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high. EXACT Sciences believes its genomics-based technologies will help enable earlier detection of colorectal cancer so that more people can be effectively treated. EXACT Sciences is based in Marlborough, Mass. PreGen-Plus, the non-invasive colorectal cancer screening testing service offered by LabCorp, has not been approved or cleared by the U.S. Food & Drug Administration.

(tables follow)

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

	Three Months Ended September 30, 2007				Nine Months Ended September 30, 2007
In thousands, except per share data	October 22, 2007 Press Release	Revised	Change		October 22, 2007 Press Release	Revised	Change
Revenue:
Product royalty fees	$(239)	$(239)	$—		$(194)	$(194)	$—
License fees	338	338	—		2,520	2,520	—
Product	14	14	—		72	72	—
	113	113			2,398	2,398
Gross profit (loss):
Product royalty fees	(240)	(240)	—		(198)	(198)	—
License fees	338	338	—		2,520	2,520	—
Product	(31)	(31)	—		27	27	—
	67	67			2,349	2,349

Operating Expenses:
Research and development (1)	1,009	1,009	—		3,618	3,618	—
Sales and marketing (1)	385	385	—		1,390	1,390	—
General and administrative (1)	1,863	2,290	427		4,742	5,169	427
Restructuring (1)	614	788	174		645	819	174
	3,871	4,472	601		10,395	10,996	601

Loss from operations	(3,804)	(4,405)	(601)		(8,046)	(8,647)	(601)

Interest income	210	210	—		707	707	—

Net loss	$(3,594)	$(4,195)	$(601)		$(7,339)	$(7,940)	$(601)

Net loss per share - basic and diluted	$(0.13)	$(0.16)	$(0.02	)*	$(0.27)	$(0.30)	$(0.02	)*

Weighted average common shares outstanding - basic and diluted	27,017	27,017	—		26,897	26,897	—

* Does not sum across due to rounding.

(1)	Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$49	$49	$—		$482	$482	$—
Sales and marketing	86	86	—		331	331	—
General and administrative	639	1,066	427		1,091	1,518	427
Restructuring	—	174	174		—	174	174

EXACT SCIENCES CORPORATION

Condensed Consolidated Unaudited Balance Sheet Data

(In thousands)

	October 27, 2007
	Press Release	Revised	Change
Assets
Unrestricted cash and cash equivalents	$7,164	$7,164	$—
Short-term investments	7,611	7,611	—
Prepaid expenses	281	281	—
Property and equipment, net	670	670	—
Patent costs, net of accumulated amortization	450	450	—
Restricted cash	700	700	—
Total assets	$16,876	$16,876	$—

Liabilities and stockholders’ equity
Total current liabilities	$3,842	$3,842	$—
Third party royalty obligation	250	250	—
Deferred licensing fees, less current portion	3,038	3,038	—
Total stockholders’ equity	9,746	9,746	—
Total liabilities and stockholders’ equity	$16,876	$16,876	$—

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Company’s subsequent Forms 10-Q.

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